Media Contact:

Arielle Patrick, Arielle.Patrick@edelman.com

Investor Contact:

Paul Dils, Kodak, +1 585-724-4053, shareholderservices@kodak.com

Kodak Appoints Special Committee to Conduct Review

Rochester, N.Y., August 7, 2020 – Eastman Kodak Company (NYSE: KODK, the “Company” or “Kodak”) today announced the appointment of a special committee of independent directors of the Board (the “Committee”). The Committee, comprised of directors Jason New and William G. Parrett, will oversee an internal review of recent activity by the Company and related parties in connection with the announcement of a potential loan by the U.S. International Development Finance Corporation to support the launch of Kodak Pharmaceuticals.

The internal review will be conducted for the Committee by Akin Gump Strauss Hauer & Feld LLP. The Company does not intend to make further public comment on the Committee’s work during the pendency of the review.

About Kodak

Kodak is a global technology company focused on print and advanced materials & chemicals. We provide industry-leading hardware, software, consumables and services primarily to customers in commercial print, packaging, publishing, manufacturing and entertainment. We are committed to environmental stewardship and ongoing leadership in developing sustainable solutions. Our broad portfolio of superior products, responsive support and world-class R&D make Kodak solutions a smart investment for customers looking to improve their profitability and drive growth. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.